CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 19, 2008, accompanying the financial statements of Central Equity Trust, Diversified Income Series 24 (included in Van Kampen Unit Trusts, Series 604) as of August 31, 2008, and for the period from September 13, 2006 (Initial Date of Deposit) through August 31, 2007 and for the year ended and the financial highlights for the period from September 13, 2006 (Initial Date of Deposit) through August 31, 2007 and for the year ended August 31, 2008, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-136782) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
December 19, 2008